Exhibit 99.1

authID.ai, Formerly Ipsidy, Announces Conversion of $6.4 million of Debt into Equity

Denver, CO, July 06, 2021 (GLOBE NEWSWIRE) -- authID.ai (www.authid.ai) (formerly Ipsidy) [OTCQB:IDTYD], a leading provider of secure, mobile, biometric identity verification solutions, today announces that approximately $6.4 million of indebtedness was voluntarily converted into equity by the Company’s noteholders.

As of June 30, 2021 the Company had received notices of conversion from the holders of Convertible Notes (“Notes”) issued in 2019 and 2020, voluntarily opting to convert their principal and interest into fully paid shares of Common Stock, in accordance with the terms of the various Notes. As a result, approximately 1.1 million shares of Common Stock were issued to the Noteholders.

“The note conversions represent an important milestone for authID.ai,” said Tom Thimot CEO of authID.ai. “We greatly appreciate the tremendous support of our investors and the confidence that they have shown in the direction the Company is headed, by virtue of the voluntary conversion they have undertaken.”

NOTE: As of July 13, 2021, authID.ai shares will trade under the new ticker symbol “AUID”

About authID.ai:

authID.ai (Ipsidy Inc.) (OTCQB:IDTYD) (www. authID.ai). Recognise Your Customer™. Our mission is to eliminate all passwords, and to be the preferred global platform for biometric identity authentication. The authID.ai Identity as a Service (IDaaS) platform delivers a suite of biometric identity proofing and authentication solutions that establish security and trust in today’s digital world. Our vision is to enable every organization to “Recognise Your Customer” instantly, without friction or loss of privacy, powered by the most sophisticated biometric and artificial intelligence technologies.

authID.ai is headquartered in the United States and has operating subsidiaries: MultiPay in Colombia, www.multipay.com.co; Cards Plus in South Africa, www.cardsplus.co.za; Ipsidy Enterprises in the U.K. and Ipsidy Perú S.A.C. Further information on authID.ai can be found at www.authID.ai or contact us at sales@authID.ai.

Contacts:

Phillip L. Kumnick, Chairman	phillipkumnick@authID.ai
Tom Thimot, Chief Executive Officer	tomthimot@authID.ai

Media:

Emily Porro
Senior Vice President
Makovsky
eporro@makovsky.com